Exhibit 99.1

For Release: Immediate	NEWS	Contact: Neal E. Murphy Vice President and Chief Financial Officer

QUAKER CHEMICAL ANNOUNCES RECORD REVENUES FOR THE FIRST QUARTER 2006

AND SIGNIFICANT IMPROVEMENT IN CORE EARNINGS

May 1, 2006

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced record first quarter 2006 sales of $109.8 million and net income of $2.5 million, compared to first quarter 2005 sales of $104.2 million and net income of $3.1 million. Core earnings improved significantly, as the prior year quarter included a $4.2 million pre-tax gain from the sale of property by the Company’s real estate joint venture, as well as $1.2 million of charges for restructuring and related activities, contributing $3.0 million pre-tax to the result in the first quarter, 2005. The first quarter of 2006 included a pension gain of $0.9 million. Diluted earnings per share for the first quarter were $0.26, as compared to $0.32 for the first quarter of last year with those aforementioned non-recurring items included.

First Quarter 2006 Summary

Net sales for the first quarter of 2006 were $109.8 million, up 5.4% from $104.2 million for the first quarter of 2005. The increase in net sales was attributable to higher sales prices and volume growth of 6.6% offset by foreign exchange rate translation, which negatively impacted net sales by approximately 1.2%. Volume growth was mainly attributable to market share growth and increased demand in China. Selling price increases were implemented across all regions and market segments to offset significantly higher raw material costs.

Gross margin as a percentage of sales was 29.6% for the first quarter of 2006, as compared to 29.7% for the first quarter of 2005, and 30.2% for the fourth quarter of 2005. Higher selling prices and a stronger performance from the Company’s CMS business helped maintain margins notwithstanding continued increases in raw material prices, particularly crude oil derivatives.

Selling, general and administrative expenses for the quarter decreased $0.9 million. Cost savings from restructuring efforts completed in 2005 were partially offset by increased spending in higher growth areas, higher variable compensation, and inflationary and other increases. In addition, due to a legislative change, effective January 1, 2006, the Company recorded a pension gain of $0.9 million relating to one of its European pension plans.

The decrease in other income is largely due to $4.2 million of pre-tax gain in the first quarter of 2005 received from the Company’s real estate joint venture. The remainder of the decrease was the result of foreign exchange losses in the first quarter of 2006 compared to gains in the first quarter of 2005.

The increase in net interest expense is attributable to higher average borrowings and higher interest rates. The decrease in minority interest expense from the first quarter of 2005 is primarily due to the acquisition of the remaining 40% interest in the Company’s Brazilian affiliate in March of 2005.

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Quaker Chemical Corporation

One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA www.quakerchem.com

T 610.832.4000    F 610.832.8682

Balance Sheet and Cash Flow Items

The Company’s net debt has increased from December 2005, primarily to fund working capital needs, as well as the restructuring actions taken in the fourth quarter of 2005. The Company’s net debt-to-total capital ratio was 40% at March 31, 2006, compared to 35% at December 31, 2005.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, “We are pleased with continued solid revenue growth flowing from our pricing actions and business building initiatives. Our core earnings, before considering such prior year items as real estate gains and restructuring costs, show a marked improvement over our last several quarters. Our restructuring efforts of 2005 are positively impacting bottom line results in accordance with expectations. While we have achieved some gross margin improvement in dollar terms, our significant efforts to improve gross margin percentage have been mitigated by yet another spike in our raw material costs. With crude prices recently moving past $70 a barrel, we will necessarily continue the pricing dialog with our customers. We are shooting for gross margin percentage recovery upon a sustained period of stable or, better yet, declining raw material costs.”

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference to discuss first quarter results is scheduled for May 2, 2006 at 2:30 p.m. (EDT). Access the conference by calling 877-269-7756 (toll free) or visit Quaker’s Web site at http://www.quakerchem.com  for a live webcast.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data and share amounts)

	(Unaudited)
	Three Months Ended March 31,
	2006	2005
Net sales	$109,816	$104,161

Cost of goods sold	77,331	73,234

Gross margin	32,485	30,927
%	29.6%	29.7%

Selling, general and administrative	27,362	28,217

Restructuring and related activities, net	—	1,232

Operating income	5,123	1,478
%	4.7%	1.4%

Other income, net	128	4,868
Interest expense, net	(965)	(434)

Income before taxes	4,286	5,912

Taxes on income	1,553	1,921

	2,733	3,991

Equity in net income of associated companies	113	53
Minority interest in net income of subsidiaries	(304)	(918)

Net income	$2,542	$3,126

%	2.3%	3.0%

Per share data:
Net income - basic	$0.26	$0.32
Net income - diluted	$0.26	$0.32

Shares Outstanding:
Basic	9,723,432	9,643,681
Diluted	9,816,149	9,883,727

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	March 31, 2006	December 31, 2005*
ASSETS

Current assets
Cash and cash equivalents	$9,605	$16,121
Accounts receivable, net	101,524	93,943
Inventories, net	50,185	45,818
Prepaid expenses and other current assets	12,541	10,111

Total current assets	173,855	165,993

Property, plant and equipment	144,367	140,903
Less accumulated depreciation	87,414	84,006

Net property, plant and equipment	56,953	56,897
Goodwill	37,237	35,418
Other intangible assets, net	8,494	8,703
Investments in associated companies	6,472	6,624
Deferred income taxes	24,856	24,385
Other assets	34,588	33,975

Total assets	$342,455	$331,995

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$2,643	$5,094
Accounts and other payables	53,546	52,923
Accrued compensation	9,068	9,818
Other current liabilities	17,332	19,053

Total current liabilities	82,589	86,888
Long-term debt	79,989	67,410
Deferred income taxes	4,792	4,608
Other non-current liabilities	58,740	60,573

Total liabilities	226,110	219,479

Minority interest in equity of subsidiaries	6,636	6,609

Shareholders’ equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 2006 - 9,804,154, 2005 - 9,726,385	9,804	9,726
Capital in excess of par value	3,768	3,574
Retained earnings	111,752	111,317
Accumulated other comprehensive loss	(15,615)	(18,710)

Total shareholders’ equity	109,709	105,907

Total liabilities and shareholders’ equity	$342,455	$331,995

*	Condensed from audited financial statements.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the three months ended March 31,

(Dollars in thousands)

	(Unaudited)
	2006	2005
Cash flows from operating activities
Net income	$2,542	$3,126
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,495	2,268
Amortization	351	306
Equity in net income of associated companies	(113)	(53)
Minority interest in earnings of subsidiaries	304	918
Deferred income taxes	(361)	—
Deferred compensation and other, net	(184)	388
Restructuring and related activities	—	1,232
Gain on sale of partnership assets	—	(2,989)
Insurance settlement realized	(72)	—
Pension and other postretirement benefits	(1,865)	(207)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(6,425)	(3,751)
Inventories	(3,696)	1,599
Prepaid expenses and other current assets	(2,330)	391
Accounts payable and accrued liabilities	245	(5,395)
Change in restructuring liabilities	(2,912)	(640)

Net cash used in operating activities	(12,021)	(2,807)

Cash flows from investing activities
Capital expenditures	(1,655)	(1,628)
Dividends and distributions from associated companies	205	—
Payments related to acquisitions	(1,000)	(6,700)
Proceeds from partnership disposition of assets	—	2,989
Proceeds from disposition of assets	—	647
Interest earned on insurance settlement	75	—
Change in restricted cash, net	(3)	—

Net cash used in investing activities	(2,378)	(4,692)

Cash flows from financing activities
Net (decrease) increase in short-term borrowings	(2,504)	2,064
Long-term debt borrowings	12,340	—
Repayments of long-term debt	(233)	(282)
Dividends paid	(2,090)	(2,079)
Stock options exercised, other	272	—
Distributions to minority shareholders	(350)	(2,204)
Other, net	—	(9)

Net cash provided by (used in) financing activities	7,435	(2,510)

Effect of exchange rate changes on cash	448	(971)
Net decrease in cash and cash equivalents	(6,516)	(10,980)
Cash and cash equivalents at the beginning of the period	16,121	29,078

Cash and cash equivalents at the end of the period	$9,605	$18,098